EXHIBIT 16.1

RBSM LLP

871 Coronado Center Drive, Suite110

Henderson, Nevada 89052

June 2, 2017

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of APT Systems, Inc. (the “Company”) Form 8-K dated June 2, 2017 and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/RBSM LLP

RBSM LLP